Exhibit 10.2

Execution Version

Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the SEC upon request.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(a)(6). Such excluded information is not material and is the type that the registrant treats as private or confidential.

TAX MATTERS AGREEMENT

between

S&P Global Inc.,

on behalf of itself and the members of the SPGl Group

and

Mobility Global Inc.,

on behalf of itself and the members of the SpinCo Group

Dated as of June 30, 2026

TABLE OF CONTENTS

i

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (the “Agreement”) is entered into as of June 30, 2026 between S&P Global Inc. (“SPGI”), a New York corporation, on behalf of itself and the members of the SPGI Group, and Mobility Global Inc. (“SpinCo”), a Delaware corporation, on behalf of itself and the members of the SpinCo Group (each, a “Party” and together, the “Parties”).

W I T N E S S E T H:

WHEREAS, the SPGI Board has determined that it is in the best interests of SPGI and its shareholders to separate the SpinCo Business from the SPGI Business;

WHEREAS, SPGI and SpinCo have entered into a Separation and Distribution Agreement, dated June 30, 2026 (the “Separation Agreement”), pursuant to which the Restructuring (including the Contribution), the Distribution and other related transactions will be consummated;

WHEREAS, certain of the transactions included in the Restructuring (including the Contribution), the Distribution and the SPGI Cash Distribution (together, the “Spin-Off Transactions”), are each intended to qualify for the Intended Tax Treatment with respect to such transaction; and

WHEREAS, SPGI and SpinCo desire to set forth their agreement on the rights and obligations of SPGI, SpinCo and the members of the SPGI Group and the SpinCo Group respectively, with respect to (a) the administration and allocation of federal, state, local and foreign Taxes incurred in Taxable periods beginning prior to the Distribution Date, (b) Taxes resulting from the Spin-Off Transactions and transactions effected in connection with the Spin-Off Transactions and (c) various other Tax matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

Section 1.          Definitions and Interpretation.

(a)            Definitions. As used in this Agreement:

“Active Trade or Business” means the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations promulgated thereunder) by (i) SpinCo and its SAG of the trade(s) or business(es) relied upon to satisfy Section 355(b) of the Code with respect to the Distribution (the “SpinCo Active Trade or Business”), and (ii) with respect to each Internal Distribution, by the controlled corporation and its SAG with respect such Internal Distribution of the trade(s) or business(es) relied upon to satisfy Section 355(b) of the Code with respect to such Internal Distribution.

“Applicable Law” (or “Applicable Tax Law,” as the case may be) has the meaning of “Applicable Law” set forth in the Separation Agreement.

i

“Closing of the Books Method” means the apportionment of items between Taxable periods (or portions of a Taxable period) based on a closing of the books and records on the close of the Distribution Date (in the event that the Distribution Date is not the last day of the Taxable period, as if the Distribution Date were the last day of the Taxable period), subject to adjustment for items accrued on the Distribution Date that are properly allocable to the Taxable period following the Distribution, as determined by SPGI in accordance with Applicable Law; provided that, with respect to any Taxable period that includes but does not end on the Distribution Date, Taxes not based upon or measured by net or gross income or specific events shall be apportioned between the Pre- and Post-Distribution Periods on a pro rata basis in accordance with the number of days in each Taxable period.

“Code” means the Internal Revenue Code of 1986.

“Combined Group” means any group consisting of at least two members that filed or was required to file (or will file or be required to file) a Tax Return on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) that includes at least one member of the SPGI Group and at least one member of the SpinCo Group.

“Combined Tax Return” means a Tax Return of a member of the Combined Group that is neither an SPGI Separate Tax Return nor a SpinCo Separate Tax Return.

“Company” means SPGI or SpinCo (or the appropriate member of each of their respective Groups), as appropriate.

“Contribution” has the meaning set forth in the Separation Agreement.

“Equity Interests” means any stock or other securities treated as equity for Tax purposes, options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

“Final Determination” means (i) with respect to U.S. federal income Taxes, (A) a “determination” as defined in Section 1313(a) of the Code (including, for the avoidance of doubt, an executed IRS Form 906) or (B) the execution of an IRS Form 870-AD (or any successor form thereto), as a final resolution of Tax liability for any Taxable period, except that a Form 870-AD (or successor form thereto) that reserves the right of the taxpayer to file a claim for a refund or the right of the IRS to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved; (ii) with respect to Taxes other than U.S. federal income Taxes, any final determination of liability in respect of a Tax that, under Applicable Tax Law, is not subject to further appeal, review or modification through proceedings or otherwise; (iii) with respect to any Tax, any final disposition by reason of the expiration of the applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof); or (iv) with respect to any Tax, the payment of such Tax by any member of the SPGI Group or any member of the SpinCo Group, whichever is responsible for payment of such Tax under Applicable Tax Law, with respect to any item disallowed or adjusted by a Taxing Authority; provided, in the case of this clause (iv), that the provisions of Section 15 hereof have been complied with, or, if such section is inapplicable, that the Company responsible under this Agreement for such Tax is notified by the Company paying such Tax that it has determined that no action should be taken to recoup such disallowed item, and the other Company agrees with such determination.

“Group” has the meaning set forth in the Separation Agreement.

“Income Tax” means (i) any Tax that is, in whole or in part, based on or measured by profits, net income or gains, or gross receipts and (ii) any business franchise or similar Tax imposed in lieu of a tax described in the preceding clause (i).

“Indemnified Party” means (i) the relevant member of the SPGI Group in the event any member of the SPGI Group is entitled to indemnity under Section 11(a) and (ii) the relevant member of the SpinCo Group in the event any member of the SpinCo Group is entitled to indemnity under Section 11(b).

“Intended Tax Treatment” means the qualification of (i) the Contribution and the Distribution, taken together, as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and each of SPGI and SpinCo as a “party to the reorganization” within the meaning of Section 368(b) of the Code, (ii) the Contribution as a tax-free transaction under Sections 361(a) and 361(b) of the Code, (iii) the Distribution as a tax-free transaction under Sections 355(a) and 361(c) of the Code, except, in the case of Section 355(a), to the extent of cash received in lieu of fractional shares, (iv) the SPGI Cash Distribution as money distributed to SPGI’s creditors or shareholders in connection with the reorganization for purposes of Section 361(b) of the Code, (v) each of the step(s) or transaction(s) that are a part of the Restructuring and are described on Schedule A for the intended tax treatment with respect to such step(s) or transaction(s) as set forth in Schedule A with respect thereto (each of the transactions listed herein, a “Specified Transaction”), and (vi) such treatment as described in each of clauses (i)-(v) under the corresponding provisions of state law.

“Internal Distribution” means each Specified Transaction described in Schedule A that the Intended Tax Treatment with respect to which is the qualification of such Specified Transaction (or any step thereof) as a tax-free distribution under Section 355(a) of the Code.

“IRS” means the Internal Revenue Service.

“Local Transfer Agreement” means any agreement that consummates the transfer of any assets or liabilities of the Parties in any non-U.S. jurisdiction in connection with the Restructuring, the Contribution or the Distribution.

“Other Taxes” means any Tax imposed by any Taxing Authority that is neither an Income Tax nor a Transfer Tax.

“Person” has the meaning set forth in Section 7701(a)(1) of the Code.

“Post-Distribution Period” means any Taxable period (or portion thereof) beginning after the Distribution Date.

“Pre-Distribution Period” means any Taxable period (or portion thereof) ending on or before the Distribution Date.

“Pre-Distribution SpinCo Mixed Business Tax Return” means any Pre-Distribution SpinCo Separate Tax Return to the extent such Pre-Distribution SpinCo Separate Tax Return includes, in addition to Tax Items attributable to the SpinCo Business, more than a de minimis amount of Tax Items attributable to the SPGI Business. For the avoidance of doubt, the Parties acknowledge and agree that Pre-Distribution SpinCo Mixed Business Tax Returns shall include the Pre-Distribution SpinCo Separate Tax Returns of Mobility Global Alpha GmbH and Mobility Global MBGL GmbH.

“Pre-Distribution SpinCo Separate Tax Return” means any SpinCo Separate Tax Return that relates in whole or in part to a Pre-Distribution Period, including any SpinCo Separate Tax Return with respect to a taxable period that includes but does not end on the Distribution Date.

“SAG” means a “separate affiliated group” within the meaning of Section 355(b)(3) of the Code.

“Separation Taxes” means any Taxes incurred solely as a result of the failure of the Intended Tax Treatment with respect to any Specified Transaction.

“SPGI Assets” has the meaning set forth in the Separation Agreement.

“SPGI Business” has the meaning set forth in the Separation Agreement.

“SPGI Cash Distribution” has the meaning set forth in the Separation Agreement.

“SPGI Compensatory Equity Interests” means any options, stock appreciation rights, restricted stock, stock units or other rights with respect to SPGI stock that are granted on or prior to the Distribution Date by any member of the SPGI Group in connection with employee, independent contractor or director compensation or other employee benefits (including, for the avoidance of doubt, options, stock appreciation rights, restricted stock, restricted stock units, performance share units or other rights issued in respect of any of the foregoing by reason of the Distribution or any subsequent transaction).

“SPGI Group” has the meaning set forth in the Separation Agreement.

“SPGI Separate Tax Return” means any Tax Return of or including any member of the SPGI Group (including any consolidated, combined, or unitary Tax Return) that does not include any member of the SpinCo Group (it being understood and agreed that the claiming of group relief with or in respect of any member of the SpinCo Group or similar sharing or surrendering of Tax losses or other attributes with, to or by any member of the SpinCo Group shall not cause a Tax Return to fail to be a SPGI Separate Return).

“Special Tax Counsel” means Davis Polk & Wardwell LLP or Baker & McKenzie LLP, as applicable.

“Specified Event” means (i) any failure of the Intended Tax Treatment with respect to a Specified Transaction or (ii) any other event, in each case, that results in (x) a liability for Taxes with respect to a Pre-Distribution Period imposed on any member of the SPGI Group and (y) a Tax Attribute with respect to any member of the SpinCo Group.

“SpinCo Assets” has the meaning set forth in the Separation Agreement.

“SpinCo Business” has the meaning set forth in the Separation Agreement.

“SpinCo Carried Item” shall mean any Tax Attribute of the SpinCo Group that may or must be carried from one Taxable period to another prior Taxable period under the Code or other Applicable Tax Law.

“SpinCo Compensatory Equity Interests” means any options, stock appreciation rights, restricted stock, stock units or other rights with respect to the capital stock of SpinCo that are granted substantially concurrently with, or following, the Distribution Time by any member of the SpinCo Group in connection with employee, independent contractor or director compensation or other employee benefits (including, for the avoidance of doubt, options, stock appreciation rights, restricted stock, restricted stock units, performance share units or other rights issued in respect of any of the foregoing by reason of the Distribution or any subsequent transaction).

“SpinCo Disqualifying Action” means (a) any action (or the failure to take any action) by any member of the SpinCo Group after the Distribution Time (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) after the Distribution Time involving the capital stock of SpinCo or any assets of any member of the SpinCo Group or (c) any breach by any member of the SpinCo Group after the Distribution Time of any representation, warranty or covenant made by it in this Agreement, that, in each case, affects the Intended Tax Treatment of any Specified Transaction; provided, however, that the term “SpinCo Disqualifying Action” shall not include any action entered into pursuant to any Distribution Document (other than this Agreement) or that is undertaken pursuant to the Restructuring (including the Contribution) or the Distribution.

“SpinCo Group” has the meaning set forth in the Separation Agreement; provided that for purposes of this Agreement, (i) any reference in this Agreement to a member of the SpinCo Group shall include a reference to any successor thereto and (ii) the SpinCo Group shall include any Person that becomes a Subsidiary of SpinCo after the Distribution Time.

“SpinCo Separate Tax Return” means any Tax Return (including any consolidated, combined or unitary Tax Return) of or including any member of the SpinCo Group, which Tax Return does not include any member of the SPGI Group (it being agreed and understood that the claiming of group relief with or in respect of any member of the SPGI Group or similar sharing or surrendering of Tax losses or other attributes with, to, or by any member of the SPGI Group shall not cause a Tax Return to fail to be a SpinCo Separate Return).

“Tax” or “Taxes” (and the correlative meaning, “Taxing” and “Taxable”) means (i) any tax, including any net income, gross income, gross receipts, recapture, alternative or add-on minimum, sales, use, business and occupation, value-added, trade, goods and services, ad valorem, franchise, profits, net wealth, license, business royalty, withholding, payroll, employment, capital, excise, transfer, recording, severance, stamp, occupation, premium, property, asset, real estate acquisition, environmental, custom duty, impost, obligation, assessment, levy, tariff or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by a Taxing Authority; or (ii) any liability of any member of the SPGI Group or the SpinCo Group for the payment of any amounts described in clause (i) as a result of any express or implied obligation to indemnify any other Person.

“Tax Attribute” means net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, unused general business credit, alternative minimum tax credit or any other Tax Item that could reduce a Tax liability.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item that can increase or decrease Taxes paid or payable.

“Tax Opinion” shall mean a legal opinion delivered to SPGI by a Special Tax Counsel with respect to certain U.S. federal income tax consequences of a Specified Transaction.

“Tax Proceeding” means any Tax audit, dispute, examination, contest, litigation, arbitration, action, suit, claim, cause of action, review, inquiry, assessment, hearing, complaint, demand, investigation or proceeding (whether administrative, judicial or contractual).

“Tax-Related Losses” means, with respect to any Taxes imposed pursuant to any settlement, determination, judgment or otherwise, (i) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes and (ii) all damages, costs, and expenses associated with stockholder litigation or controversies and any amount paid by any member of the SPGI Group or any member of the SpinCo Group in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority.

“Tax Refund” means any refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes.

“Tax Representation Letter” means a letter provided by SpinCo or SPGI to a Special Tax Counsel that makes certain representations to such Special Tax Counsel in connection with the rendering of a Tax Opinion.

“Tax Return” means any Tax return, statement, report, form, election, bill, certificate, claim or surrender (including estimated Tax returns and reports, extension requests and forms, and information returns and reports), or statement or other document or written information filed or required to be filed with any Taxing Authority, including any amendment thereof, appendix, schedule or attachment thereto.

“Taxing Authority” means any Governmental Authority (domestic or foreign), including, without limitation, any state, municipality, political subdivision or governmental agency, responsible for the imposition, assessment, administration, collection, enforcement or determination of any Tax.

“Transfer Taxes” means all U.S. federal, state, local or non-U.S. sales, use, privilege, value added, transfer, documentary, stamp, duties, real estate transfer, controlling interest transfer, recording and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any member of the SPGI Group or any member of the SpinCo Group in connection with the Restructuring (including the Contribution) or the Distribution.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant taxable period.

“VAT” shall mean value added tax as levied in accordance with (but subject to derogation from) Council Directive 2006/112/EC or any similar tax outside the European Union.

(b)            Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Compensation Liability	7(b)
Compensation Tax Benefit	7(b)
Due Date	12(a)
Local Transfer Agreement Parties Past Practices	29 4(e)(i)
Permitted Section 355(e) Safe Harbor Post-Distribution Ruling Proposed Acquisition Transaction	9(b)(iv)(E) 9(c) 9(b)(iv)(F)
PTEP	5(b)
Purchase Price Adjustment Section 336(e) Election	29 10(a)
Section 9(b)(iv)(G) Acquisition Transaction	9(b)(iv)(G)
Separation Agreement	Recitals
Specified Tax Rulings SPGI Tax Arbiter	9(a)(i) Preamble 23
Tax Benefit Tax Materials	8(d) 9(a)
Tax Refund Recipient Unqualified Tax Opinion VAT Group	8(c) 9(c) 4(g)

(c)            All capitalized terms used but not defined herein shall have meanings set forth in the Separation Agreement. Any term used in this Agreement which is not defined in this Agreement or the Separation Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury Regulations thereunder (as interpreted in administrative pronouncements and judicial decisions) or in comparable provisions of Applicable Tax Law.

(d)            Interpretation. In this Agreement, unless the context clearly indicates otherwise:

(i)            words used in the singular include the plural and words used in the plural include the singular;

(ii)           references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(iii)          except as otherwise clearly indicated, reference to any gender includes the other gender;

(iv)          the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(v)           reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(vi)         the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(vii)         reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(viii)        reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(ix)          relative to the determination of any period of time, “from” means “from and including,” “to” means “to and including” and “through” means “through and including”;

(x)           the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(xi)          unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States; and

(xii)         any capitalized term used in an Exhibit or Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement.

Section 2.          Sole Tax Sharing Agreement. Any and all existing Tax sharing agreements or arrangements, written or unwritten, between any member of the SPGI Group, on the one hand, and any member of the SpinCo Group, on the other hand, if not previously terminated, shall be terminated as of the Distribution Date without any further action by the parties thereto. Following the Distribution, no member of the SpinCo Group or the SPGI Group shall have any further rights or liabilities thereunder, and this Agreement and the Distribution Documents (to the extent such Distribution Documents reflect an agreement between the parties as to Tax sharing) shall be the sole Tax sharing agreements between the members of the SpinCo Group, on the one hand, and the members of the SPGI Group, on the other hand.

Section 3.          Allocation of Taxes.

(a)            General Allocation Principles. Except as provided in Section 3(c) or Section 11, all Taxes shall be allocated as follows:

(i)            Allocation of Income Taxes Reported on Combined Tax Returns. Except as provided in Section 3(b), SPGI shall be allocated all Income Taxes reported, or required to be reported, on any Combined Tax Return filed or required to be filed under the Code or other Applicable Tax Law.

(ii)            Allocation of Income Taxes Reported on Separate Tax Returns.

(A)            SPGI shall be allocated all Income Taxes reported, required to be reported, or in respect of Tax Items reported or required to be reported, on (x) any SPGI Separate Tax Return and (y) any Pre-Distribution SpinCo Mixed Business Tax Return to the extent attributable to any Pre-Distribution Period.

(B)            SpinCo shall be allocated all Income Taxes reported, required to be reported, or in respect of Tax Items reported or required to be reported, on a SpinCo Separate Tax Return other than any Pre-Distribution SpinCo Mixed Business Tax Return to the extent attributable to any Pre-Distribution Period.

(iii)          Allocation of Other Taxes.

(A)            SPGI shall be allocated all Other Taxes reported or required to be reported on any Tax Return that are attributable to the SPGI Business or SPGI Assets.

(B)            SpinCo shall be allocated all Other Taxes reported or required to be reported on any Tax Return that are attributable to the SpinCo Business or SpinCo Assets.

(iv)          Taxes Not Reported on Tax Returns.

(A)            SPGI shall be allocated any Tax attributable to the SPGI Business or SPGI Assets that is not required to be reported on a Tax Return.

(B)            SpinCo shall be allocated any Tax attributable to the SpinCo Business or SpinCo Assets that is not required to be reported on a Tax Return.

(b)            Allocation Conventions. Except as otherwise set forth in Section 3(c):

(i)            All Taxes allocated pursuant to Section 3(a) shall be allocated in accordance with the Closing of the Books Method.

(ii)            Any Tax Item of SpinCo or any member of the SpinCo Group arising from a transaction occurring outside the ordinary course of business on the Distribution Date after the Distribution Time shall be allocable to SpinCo and any such transaction by or with respect to SpinCo or any member of the SpinCo Group occurring after the Distribution Time shall be treated for all Tax purposes (to the extent permitted by Applicable Tax Law) as occurring at the beginning of the day following the Distribution Date in accordance with the principles of Treasury Regulations Section 1.1502-76(b) (assuming no election is made under Treasury Regulations Section 1.1502-76(b)(2)(ii) (relating to a ratable allocation of a year’s Tax Items)); provided that the foregoing shall not include any action that is undertaken pursuant to the Restructuring (including the Contribution) or the Distribution.

(iii)            The allocations of Taxes described in Section 3(a)(iii) and Section 3(a)(iv) shall be made in accordance with the past practices of SPGI and its Subsidiaries or, if not addressed by such past practices, as determined by SPGI in its good faith discretion.

(c)            Special Allocation Rules. The following Taxes shall be allocated as follows:

(i)            Separation Taxes. Notwithstanding any other provision in this Section 3, SpinCo shall be allocated any Separation Taxes and Tax-Related Losses resulting from or attributable to a SpinCo Disqualifying Action (including, for the avoidance of doubt, any such Taxes and Tax-Related Losses resulting from (A) any action for which the conditions set forth in Section 9(c) are satisfied or (B) any Section 336(e) Election).

(ii)           Transfer Taxes. Notwithstanding any other provision in this Section 3 and except as otherwise provided in any Local Transfer Agreement, Transfer Taxes shall be borne equally by SPGI and SpinCo; provided, to the extent that any such Transfer Tax is recoverable, SPGI or SpinCo, as applicable, shall use commercially reasonable efforts to recover such Transfer Tax from the relevant Taxing Authority.

(iii)          Taxes Relating to SPGI Compensatory Equity Interests. Notwithstanding any other provision in this Section 3, any Tax liability (including, for the avoidance of doubt, the satisfaction of any withholding Tax obligation) relating to the issuance, exercise, vesting or settlement of any SPGI Compensatory Equity Interest shall be allocated in a manner consistent with Section 7.

(iv)         Taxes Covered by Distribution Documents. Subject to the preceding clauses of this Section 3 and Section 11, any liability or other matter relating to Taxes that is specifically addressed in any Distribution Document shall be allocated or governed as provided in such Distribution Document.

Section 4.          Preparation and Filing of Tax Returns.

(a)            SPGI Prepared Returns. SPGI shall prepare and file, or cause to be prepared and filed, (i) Combined Tax Returns for which a member of a Combined Group is required or, as provided in Section 4(e)(iii), elects to file and (ii) SPGI Separate Tax Returns. Each member of any such Combined Group shall execute and file such consents, elections and other documents as may be required, appropriate or otherwise requested by SPGI in connection with the filing of such Combined Tax Returns. If a member of the SpinCo Group is responsible for the filing of a Combined Tax Return under Applicable Tax Law, (i) SPGI shall deliver such prepared Combined Tax Return to SpinCo reasonably in advance of the applicable filing deadline and (ii) SpinCo shall, or shall cause the applicable member of the SpinCo Group to, file such Combined Tax Return in the form delivered by SPGI.

(b)            SpinCo Prepared Returns. SpinCo shall prepare and file, or cause to be prepared and filed, all SpinCo Separate Tax Returns. SpinCo shall submit to SPGI a copy of each Pre-Distribution SpinCo Separate Tax Return no later than thirty (30) days prior to the date such Tax Return is required to be filed, and SpinCo shall reflect any reasonable comments on such Tax Returns with respect to a Pre-Distribution Period provided by SPGI no later than ten (10) days prior to the date such Tax Return is required to be filed. SpinCo shall not file or cause to be filed any Pre-Distribution SpinCo Separate Tax Returns without the consent of SPGI, which consent shall not be unreasonably withheld or delayed, provided, however, that, for the avoidance of doubt, if SPGI fails to provide any comments within the time period prescribed above, then SpinCo shall not be precluded from timely filing any such Tax Return by the date it is required to be filed; provided further, that SpinCo shall amend any Tax Return so filed to reflect any resolution of issues on such Tax Return pursuant to the procedure set forth in this Section 4(b), to the extent applicable. The Parties shall work together to resolve any issues arising out of the review of such Tax Returns pursuant to Section 23.

(c)            Provision of Information; Timing. SpinCo shall maintain all necessary information for SPGI (or any of its Affiliates) to file any Tax Return that SPGI is required or permitted to file under this Section 4, and shall provide to SPGI all such necessary information in accordance with the SPGI Group’s past practices, if any. SPGI shall maintain all necessary information for SpinCo (or any of its Affiliates) to file any Tax Return that SpinCo is required or permitted to file under this Section 4, and shall provide SpinCo with all such necessary information in accordance with the SPGI Group’s past practices, if any. Without limiting the foregoing, the Party that files, or causes to be filed, any Tax Return shall maintain contemporaneous transfer pricing documentation, in compliance with all Applicable Laws, with respect to such Tax Returns.

(d)            Review of Certain Tax Returns.

(i)            Tax Returns for Other Taxes. The Party responsible for the preparation of any Tax Return relating to Other Taxes shall, if such Tax Return reflects a Tax liability allocated to the other Party pursuant to Section 3(a)(iii), submit to such other Party a draft of such Tax Return. Such preparing Party shall use commercially reasonable efforts to (x) make such portions of a Tax Return available to the other party for review as required under this paragraph no later than thirty (30) days (or as soon as practicable thereafter, provided that the other Party is given a reasonable opportunity to review such Tax Return) prior to the due date for filing such Tax Return and (y) have such Tax Return modified to reflect any reasonable comments provided by the other Party no later than ten (10) days prior to the due date for filing, taking into account which Party is responsible for payment of the Tax (if any) reported on such Tax Return and the materiality of the Tax liability allocable to the other Party with respect to such Tax Return.

(e)            Special Rules Relating to the Preparation of Tax Returns.

(i)            General Rule. Except as provided in this Section 4(e), SpinCo shall prepare (or cause to be prepared) any Tax Return with respect to Taxable periods (or portions thereof) ending prior to or on the Distribution Date and for which it is responsible under this Section 4 in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used by the members of the SPGI Group prior to the Distribution Date with respect to such Tax Return to the extent permitted by Applicable Law, and to the extent any items, methods or positions are not covered by Past Practices, as directed by SPGI in its reasonable discretion.

(ii)           Consistency with Intended Tax Treatment. All Tax Returns that include any member of the SPGI Group or any member of the SpinCo Group shall be prepared in a manner that is consistent with the Intended Tax Treatment.

(iii)          Election to File Combined Tax Returns. SPGI shall have the sole discretion to file any Combined Tax Return if the filing of such Tax Return is elective under Applicable Tax Law. Each member of any such Combined Group shall execute and file such consents, elections and other documents as may be required, appropriate or otherwise requested by SPGI in connection with the filing of such Combined Tax Returns.

(iv)          Preparation of Transfer Tax Returns. The Company required under Applicable Tax Law to file any Tax Returns in respect of Transfer Taxes shall prepare and file (or cause to be prepared and filed) such Tax Returns. If required by Applicable Tax Law, SPGI and SpinCo shall, and shall cause their respective Affiliates to, cooperate in preparing and filing, and join the execution of, any such Tax Returns.

(f)            Payment of Taxes. SPGI shall pay (or cause to be paid) to the proper Taxing Authority the Tax shown as due on any Tax Return for which a member of the SPGI Group is responsible for filing under this Section 4, and SpinCo shall pay (or cause to be paid) to the proper Taxing Authority the Tax shown as due on any Tax Return for which a member of the SpinCo Group is responsible for filing under Section 4. If any member of the SPGI Group is required to make a payment to a Taxing Authority for Taxes allocated to SpinCo under Section 3, SpinCo shall pay the amount of such Taxes to SPGI in accordance with Section 11 and Section 12. If any member of the SpinCo Group is required to make a payment to a Taxing Authority for Taxes allocated to SPGI under Section 3, SPGI shall pay the amount of such Taxes to SpinCo in accordance with Section 11 and Section 12.

(g)            VAT Group Exit. To the extent that, at or prior to the Distribution, any member of the SpinCo Group is a member of a VAT group of the SPGI Group under applicable Law (a “VAT Group”), the SPGI Group shall control the process for effecting such member’s exit from that VAT Group with effect following the Distribution. The SPGI Group and the SpinCo Group shall take all reasonable steps, and provide all reasonable cooperation and assistance to one another (including the provision of information, consents and elections), to procure that each such SpinCo Group member ceases to be a member of the relevant VAT Group as of the end of the day on which the Distribution occurs. Following the Distribution, and to the extent not already done prior to the Distribution, the SpinCo Group shall procure the registration of the relevant SpinCo Group members for VAT (whether by way of separate registrations or as members of one or more SpinCo Group VAT Groups) and shall be responsible for all ongoing VAT compliance of the SpinCo Group following the Distribution.

Section 5.          Apportionment of Earnings and Profits and Tax Attributes.

(a)            General Rule. Tax Attributes arising in a Pre-Distribution Period will be allocated to (and the benefits and burdens of such Tax Attributes will inure to) the members of the SPGI Group and the members of the SpinCo Group in accordance with SPGI’s historical practice (including historical methodologies for making corporate allocations), if any, the Code, Treasury Regulations, and any Applicable Law, as determined by SPGI in its good faith discretion. Notwithstanding the foregoing, to the extent permitted by Applicable Law, with respect to any Tax Attributes arising in a Pre-Distribution Period, SpinCo shall, and shall cause the members of the SpinCo Group to, take any action as may be reasonably directed by SPGI (including, for example, file any Tax Return or make any Tax election to surrender any Tax Attributes over to a member of the SPGI Group) in order for such Tax Attributes to be allocated to and utilized by (and the benefits and burdens of such Tax Attributes to inure to) SPGI or any member of the SPGI Group with respect to any Tax period that ends on or before, or that includes, the Distribution Date.

(b)            Notice to SpinCo. Upon the reasonable request of SpinCo in writing, SPGI shall in good faith, based on information reasonably available to it, advise SpinCo in writing of SPGI’s estimate of the portion, if any, of any earnings and profits, previously taxed earnings and profits (within the meaning of Section 959 of the Code (“PTEP”)), Tax Attributes, tax basis, overall foreign loss or other consolidated, combined or unitary attribute which SPGI determines is expected to be allocated or apportioned to the members of the SpinCo Group under Applicable Tax Law. In the event of any adjustments to the previously delivered estimates of the portion of earnings and profits, PTEP, Tax Attributes, Tax basis, overall foreign loss or other consolidated, combined or unitary attribute determined by SPGI, SPGI shall promptly advise SpinCo in writing of such adjustment. SpinCo shall reimburse SPGI for all reasonable Third Party costs and expenses actually incurred by the SPGI Group in connection with providing such estimation requested by SpinCo within forty-five (45) days after receiving an invoice from SPGI therefor, provided, however, that SPGI shall first procure a fee quote for such Third Party costs which SpinCo must approve before SPGI incurs such costs. For the avoidance of doubt, SPGI shall not be liable to any member of the SpinCo Group for any failure of any determination under this Section 5(b) to be accurate under Applicable Tax Law, provided such determination was made in good faith. All members of the SpinCo Group shall prepare all Tax Returns in accordance with the written notices provided by SPGI to SpinCo pursuant to this Section 5(b).

(c)            Adjustments. Except as otherwise provided herein, to the extent that the amount of any earnings and profits, PTEP, Tax Attributes, Tax basis, overall foreign loss or other consolidated, combined or unitary attribute allocated to members of the SPGI Group or the SpinCo Group pursuant to Section 5(b) is later reduced or increased by a Taxing Authority or as a result of a Tax Proceeding, such reduction or increase shall be allocated to the Company to which such earnings and profits, PTEP, Tax Attributes, Tax basis, overall foreign loss or other consolidated, combined or unitary attribute was allocated pursuant to this Section 5, as determined by SPGI in good faith.

Section 6.          Amended Returns; Utilization of Tax Attributes.

(a)            Amended Returns. Any amended Tax Return or claim for a Tax Refund with respect to any member of the SpinCo Group may be made only by the Party responsible for preparing the original Tax Return (or, in the case of a Tax Return filed prior to the Distribution Date, the Party which would have been responsible for preparing such Tax Return had this Agreement been in effect at the time of the preparation of such Tax Return) with respect to such member of the SpinCo Group pursuant to Section 4.

(b)            SPGI Discretion. SpinCo hereby agrees that SPGI shall be entitled to determine in its sole discretion whether to (x) file or to cause to be filed any claim for a Tax Refund or adjustment of Taxes with respect to any Combined Tax Return in order to claim in any Pre-Distribution Period any SpinCo Carried Item, (y) make or cause to be made any available elections to waive the right to claim in any Pre-Distribution Period, with respect to any Combined Tax Return, any SpinCo Carried Item, and (z) make or cause to be made any affirmative election to claim in any Pre-Distribution Period any SpinCo Carried Item, in each case, to the extent such election or filing does not result in any increase in Tax allocated to a member of the SpinCo Group under this Agreement (including, for the avoidance of doubt, any amounts allocated to SpinCo pursuant to Section 3(c)). Subject to Section 6(c), SpinCo shall submit a written request to SPGI in order to seek SPGI’s consent with respect to any of the actions described in this Section 6(b).

(c)            SpinCo Carrybacks to Combined Tax Returns.

(i)            Subject to Section 6(b), unless SPGI otherwise consents in writing, each member of the SpinCo Group shall elect, to the extent permitted by Applicable Tax Law, to forgo the right to carry back any SpinCo Carried Item from a Post-Distribution Period to a Combined Tax Return.

(ii)           If a member of the SpinCo Group determines that it is required by Applicable Tax Law to carry back any SpinCo Carried Item to a Combined Tax Return, it shall notify SPGI in writing of such determination at least ninety (90) days prior to filing the Tax Return on which such carryback will be reflected. Such notification shall include a description in reasonable detail of the basis for any expected Tax Refund and the amount thereof. If SPGI disagrees with such determination, the Parties shall resolve their disagreement pursuant to the procedures set forth in Section 23.

(iii)          For the avoidance of doubt, if a SpinCo Carried Item is carried back to a Combined Tax Return for any reason, unless SPGI Group consents otherwise, no member of the SPGI Group shall be required to make any payment to, or otherwise compensate, any member of the SpinCo Group in respect of such SpinCo Carried Item, which consent may be subject to such conditions as SPGI Group determines in its good faith discretion (including, for example, SpinCo bearing all associated costs and expenses and retaining an accounting firm that is acceptable to SPGI Group in connection therewith).

(d)            Other Carryforwards or Carrybacks of Tax Attributes. If a portion or all of any Tax Attribute is allocated to a member of a Combined Group pursuant to Section 5 and is carried forward or back to a SpinCo Separate Tax Return, any Tax Refund arising from such carryforward or carryback shall be retained by the SpinCo Group. If a portion or all of any Tax Attribute is allocated to a member of a Combined Group pursuant to Section 5 and is carried forward or back to a Combined Tax Return or a SPGI Separate Tax Return, any Tax Refund arising from such carryforward or carryback shall be retained by the SPGI Group.

Section 7.          Deductions and Reporting for Certain Awards.

(a)            Deductions. To the extent permitted by Applicable Tax Law, Income Tax deductions with respect to the issuance, exercise, vesting or settlement after the Distribution Date of any SPGI Compensatory Equity Interests or SpinCo Compensatory Equity Interests shall be claimed (i) in the case of an active officer or employee, solely by the Group that employs such Person at the time of such issuance, exercise, vesting, or settlement, as applicable; (ii) in the case of a former officer or employee, solely by the Group that was the last to employ such Person; and (iii) in the case of a director or former director (who is not an officer or employee or former officer or employee of a member of either Group), by the Group that is the service recipient with respect to such director or former director with respect to the SPGI Compensatory Equity Interests or SpinCo Compensatory Equity Interests at issue (or, in the case of SpinCo Compensatory Equity Interests that are issued in exchange for or in respect of SPGI Compensatory Equity Interests, with respect to such SPGI Compensatory Equity Interests).

(b)            Compensation Tax Benefit. SPGI shall be entitled to the value of the overall net reduction in actual cash Taxes paid by the SpinCo Group (determined on a “with and without” basis) (the “Compensation Tax Benefit”) resulting from the utilization by the SpinCo Group under Applicable Tax Law of a Tax Attribute or a Tax deduction for a Taxable period ending after the Distribution Date attributable to (i) the issuance, exercise, vesting or settlement after the Distribution Date of any SPGI Compensatory Equity Interests, or (ii) any liability with respect to compensation required to be paid or satisfied by, or otherwise allocated to, any member of the SPGI Group in accordance with any Distribution Document (and not reimbursed or otherwise ultimately borne by a member of the SpinCo Group) (a “Compensation Liability”). SPGI shall be entitled to reduce any amount that would otherwise be payable to a member of the SpinCo Group in respect of a Compensation Liability to reflect the Compensation Tax Benefit that otherwise would result from such Compensation Liability. Any member of the SpinCo Group that receives a Compensation Tax Benefit shall, promptly following the filing of the Tax Return that reflects such Compensation Tax Benefit, pay to SPGI an amount in cash equal to such benefit (except to the extent SPGI has already been compensated for such benefit pursuant to the immediately precedent sentence). If a Taxing Authority subsequently reduces or disallows the use of a Tax Attribute or a Tax deduction that gave rise to a Compensation Tax Benefit by the SpinCo Group, SPGI shall return an amount equal to the overall net increase in Tax liability of the SpinCo Group owing to the Taxing Authority as a result thereof.

(c)            Withholding and Reporting. All applicable withholding and reporting responsibilities (including all income, payroll or other Tax reporting related to income to any current or former employee) with respect to the issuance, exercise, vesting or settlement of such SPGI Compensatory Equity Interests or SpinCo Compensatory Equity Interests shall be the responsibility of the party to which such responsibility has been prescribed by Section 8.05(e) of the Employee Matters Agreement. SPGI and SpinCo acknowledge and agree that the Parties shall cooperate with each other and with Third Party providers to effectuate withholding and remittance of Taxes, as well as required Tax reporting, in a timely manner.

Section 8.          Tax Refunds and Tax Benefits.

(a)            SPGI Tax Refunds. Except as provided by Section 8(b), SPGI shall be entitled to all Tax Refunds received by any member of the SPGI Group or any member of the SpinCo Group, including but not limited to Tax Refunds resulting from the matters set forth on Schedule B.

(b)            SpinCo Tax Refunds. SpinCo shall be entitled to any Tax Refunds received by any member of the SPGI Group or any member of the SpinCo Group after the Distribution Date with respect to any Tax allocated to a member of the SpinCo Group under this Agreement, other than, for the avoidance of doubt, any Tax Refunds resulting from the matters set forth on Schedule B.

(c)            Tax Refund Recipient. A Company (a “Tax Refund Recipient”) receiving (or realizing) a Tax Refund to which another Company is entitled hereunder shall pay over the amount of such Tax Refund (including interest received from the relevant Taxing Authority, but net of any Taxes imposed with respect to such Tax Refund or the payment of such Tax Refund and any other reasonable costs associated therewith incurred by the Tax Refund Recipient, including Third Party expenses incurred by the Tax Refund Recipient in connection with the application for or any Tax Proceeding with respect to such Tax Refund) within thirty (30) days of receipt thereof (or from the due date for payment of any Tax reduced thereby); provided, however, that the other Company, upon the request of such Tax Refund Recipient, shall repay the amount paid to the other Company (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event that, as a result of a subsequent Final Determination, a Tax Refund that gave rise to such payment is subsequently disallowed. Notwithstanding anything to the contrary herein, neither SPGI nor SpinCo (or any of their respective Affiliates) shall be obligated to make a payment otherwise pursuant to this Section 8(c) to the extent making such payment would place SPGI or SpinCo (or any of their respective Affiliates) in a less favorable net after-Tax position than SPGI or SpinCo (or any of their respective Affiliates) would have been in if the relevant Tax Refund had not been realized.

(d)            Tax Benefits. If SPGI determines, in its good faith discretion, that (i) one Party is responsible for a Tax pursuant to this Agreement, including pursuant to an obligation to indemnify the other Party under Section 11, or under Applicable Tax Law, and (ii) the other Party is entitled to a deduction, refund, credit, or other Tax benefit in respect of such Tax (a “Tax Benefit”), then such other Party shall pay to the first Party (or the first Party’s indemnification obligations to the other Party under Section 11 shall be reduced by, as applicable) the amount of the Tax Benefit, as determined by SPGI in its good faith discretion.

Section 9.          Certain Representations and Covenants.

(a)            Representations.

(i)            SPGI, on behalf of itself and all other members of the SPGI Group, hereby represents and warrants that (A) it has examined each of the Tax Opinions, the Tax Representation Letters, the Tax rulings set forth in Schedule C (the “Specified Tax Rulings”), and any other materials delivered or deliverable in connection with the issuance of each such Tax Opinion, the Tax Representation Letter and Specified Tax Rulings (collectively, the “Tax Materials”) and (B) except as would not, individually or in the aggregate, affect the Intended Tax Treatment of any Specified Transaction, the facts presented and representations that have been or will be made therein, to the extent descriptive of or otherwise relating to SPGI or any member of the SPGI Group or the SPGI Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete. SPGI, on behalf of itself and all other members of the SPGI Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to SPGI or any member of the SPGI Group or the SPGI Business.

(ii)           SpinCo, on behalf of itself and all other members of the SpinCo Group, hereby represents and warrants that (A) it has examined the Tax Materials and (B) except as would not, individually or in the aggregate, affect the Intended Tax Treatment of any Specified Transaction, the facts presented and representations that have been or will be made therein, to the extent descriptive of or otherwise relating to SpinCo or any member of the SpinCo Group or the SpinCo Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete. SpinCo, on behalf of itself and all other members of the SpinCo Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to SpinCo or any member of the SpinCo Group or the SpinCo Business.

(iii)          Each of SPGI, on behalf of itself and all other members of the SPGI Group, and SpinCo, on behalf of itself and all other members of the SpinCo Group, represents and warrants that it knows of no fact (after due inquiry) that may cause the tax treatment of any Specified Transactions to be other than the Intended Tax Treatment with respect to such Specified Transaction.

(iv)         Each of SPGI, on behalf of itself and all other members of the SPGI Group, and SpinCo, on behalf of itself and all other members of the SpinCo Group, represents and warrants that it has no plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials.

(v)          SpinCo and each other member of the SpinCo Group represents and warrants that as of the date hereof and as of the Distribution Date, there is no plan or intention to:

(A)           liquidate or convert (through a Treasury Regulations Section 301.7701-3(c) election or otherwise) SpinCo or any member of the SpinCo Group, or to merge, amalgamate, or consolidate SpinCo or any member of the SpinCo Group with any other Person subsequent to the Distribution;

(B)           sell, transfer or otherwise dispose of any asset of any member of the SpinCo Group, except in the ordinary course of business;

(C)            repurchase stock of SpinCo other than in a manner that satisfies the requirements of Section 4.05(1)(b) of IRS Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by IRS Revenue Procedure 2003-48) and is consistent with any representations made in the Tax Materials;

(D)           take or fail to take any action, which action or failure to act management of SpinCo knows, or should know, is reasonably likely to contravene any agreement with a Taxing Authority entered into prior to the Distribution Date to which any member of the SpinCo Group or the SPGI Group is a party; or

(E)            enter into any negotiations, agreements, or arrangements with respect to transactions or events (including stock issuances, pursuant to the exercise of options or otherwise, option grants, the adoption of, or authorization of shares under, a stock option plan, capital contributions, or acquisitions, but not including the Distribution) that could reasonably be expected to cause the Distribution to be treated as part of a plan (within the meaning of Section 355(e) of the Code) pursuant to which one or more Persons acquire, directly or indirectly, SpinCo stock representing a 50% or greater interest within the meaning of Section 355(d)(4) of the Code.

(b)            SpinCo Covenants.

(i)            SpinCo shall not, and shall not permit any other member of the SpinCo Group to, take or fail to take any action, which action or failure to act constitutes or reasonably could constitute a SpinCo Disqualifying Action.

(ii)           SpinCo shall not, and shall not permit any other member of the SpinCo Group to, take or fail to take any action that is inconsistent with, or causes to be untrue, any information, covenant or representation set forth in the Tax Materials.

(iii)          SpinCo shall not, and shall not permit any other member of the SpinCo Group to, take or fail to take any action, which action or failure to act management of SpinCo knows, or should know, is reasonably likely to contravene any agreement with a Taxing Authority entered into prior to the Distribution Date to which any member of the SpinCo Group or the SPGI Group is a party.

(iv)          During the two-year period following the Distribution Date:

(A)            SpinCo (x) shall maintain its status as a company engaged in the SpinCo Active Trade or Business, and shall not engage in any transaction that would result in it ceasing to be a company engaged in each Active Trade or Business, (y) shall cause each other member of the SpinCo Group whose Active Trade or Business is relied upon, in whole or in part, for purposes of qualifying the Distribution or any Internal Distribution for its Intended Tax Treatment to maintain its status as a company engaged in such Active Trade or Business, and shall not cause or permit such other member of the SpinCo Group to engage in any transaction that would result in such member of the SpinCo Group ceasing to be a company engaged in the such Active Trade or Business; and (z) shall not dispose of or permit a member of the SpinCo Group to dispose of, directly or indirectly, any interest in a member of the SpinCo Group described in clause (y) hereof;

(B)            SpinCo shall not redeem or repurchase any stock of SpinCo, or rights to acquire stock of SpinCo, in a manner contrary to the requirements of Section 4.05(1)(b) of IRS Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by IRS Revenue Procedure 2003-48) or inconsistent with any representations in the Tax Materials;

(C)            SpinCo shall not, and shall not agree to, (i) liquidate (including any action that is a liquidation for U.S. federal income tax purposes) or convert (through a Treasury Regulations Section 301.7701-3(c) election or otherwise), or (ii) merge, consolidate or amalgamate with any other Person;

(D)            SpinCo shall not, and shall not agree to, cause or permit any member of the SpinCo Group (i) to liquidate (including any action that is a liquidation for U.S. federal income tax purposes) or convert (through a Treasury Regulations Section 301.7701-3(c) election or otherwise), or (ii) to merge, consolidate or amalgamate with any other Person;

(E)            SpinCo shall not, and shall not agree to, cause or permit any other member of the SpinCo Group to, or to agree to, sell or otherwise issue to any Person any Equity Interests of SpinCo or of any other member of the SpinCo Group; provided, however, that SpinCo may issue Equity Interests to the extent such issuances satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d) (each a “Permitted Section 355(e) Safe Harbor”);

(F)            SpinCo shall not (i) (I) solicit any Person to make a tender offer for, or otherwise acquire or sell, the Equity Interests of, (II) participate in or support any unsolicited tender offer for, or other acquisition, issuance or disposition of, the Equity Interests of SpinCo or (III) approve or otherwise permit any proposed business combination or any transaction which, in the case of clauses (I), (II) or (III), individually or in the aggregate, together with (x) any other transaction occurring within the four-year period beginning on the date which is two years before the Distribution Date, and (y) any other transaction which is part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) that includes the Distribution, could result in one or more Persons acquiring (except for acquisitions that otherwise satisfy a Permitted Section 355(e) Safe Harbor) directly or indirectly stock representing a 40% or greater interest, by vote or value, in SpinCo (or any successor thereto) (any such transaction, a “Proposed Acquisition Transaction”) or (ii) to the extent SpinCo has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur; provided further that any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in the restrictions in this clause (iv) and the interpretation thereof, as in good faith determined by SPGI;

(G)            if any member of the SpinCo Group proposes to enter into any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 30% instead of 40% (a “Section 9(b)(iv)(G) Acquisition Transaction”), SpinCo shall provide SPGI, no later than ten (10) Business Days following the signing of any written agreement with respect to the Section 9(b)(iv)(G) Acquisition Transaction, a written description of such transaction (including the type and amount of Equity Interests of SpinCo to be issued or sold in such transaction) and a certificate of the board of directors of SpinCo to the effect that the Section 9(b)(iv)(G) Acquisition Transaction is not a Proposed Acquisition Transaction;

(H)            SpinCo shall not amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of the Equity Interests of SpinCo (including, without limitation, through the conversion of one class of Equity Interests of SpinCo into another class of Equity Interests of SpinCo); and

(I)            SpinCo shall not take or fail to take, or cause or permit any other member of the SpinCo Group to take or fail to take, any action, which action or failure to act prevents, or could reasonably be expected to prevent, a Specified Transaction from qualifying for its Intended Tax Treatment.

(v)            SpinCo shall comply with the covenants set forth in Schedule E.

(c)            SpinCo Covenants Exceptions. Notwithstanding the provisions of Section 9(b), SpinCo and the other members of the SpinCo Group may take any action that would be inconsistent with the covenants contained in Section 9(b)(iv) if: (i) SpinCo notifies SPGI of its proposal to take such action and SpinCo and SPGI obtain a ruling from the IRS, in form and substance satisfactory to SPGI in its sole and absolute discretion, to the effect that such action will not affect the Intended Tax Treatment (a “Post-Distribution Ruling”), provided that SpinCo agrees in writing to bear any expenses associated with obtaining such a ruling; (ii) SpinCo notifies SPGI of its proposal to take such action and obtains an unqualified opinion, in form and substance satisfactory to SPGI in its sole and absolute discretion (A) from a Tax advisor recognized as an expert in federal income Tax matters, (B) on which SPGI may rely and (C) to the effect that such action “will” not affect the Intended Tax Treatment (an “Unqualified Tax Opinion”); or (iii) SpinCo notifies SPGI of its proposal to take such action and SPGI waives the requirement to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion, which waiver may be withheld by SPGI in its sole and absolute discretion; provided that neither the receipt of a Post-Distribution Ruling or Unqualified Tax Opinion nor SPGI’s waiver of the requirement to obtain a Post-Distribution Ruling or Unqualified Tax Opinion shall relieve SpinCo of, or otherwise limit or modify, its continuing indemnification obligation in respect of such action under Section 11(a).

Section 10.          Protective Section 336(e) Election; Tax Receivable Arrangements.

(a)            Section 336(e) Election. Pursuant to Treasury Regulations Sections 1.336-2(h)(1)(i) and 1.336-2(j), SPGI and SpinCo agree that, in SPGI’s sole discretion, a timely protective election under Section 336(e) of the Code and the Treasury Regulations issued thereunder and under any comparable provisions of state, local or non-U.S. law for each member of the SpinCo Group that is a domestic corporation for U.S. federal income Tax purposes with respect to the Distribution (a “Section 336(e) Election”) will be made, and, in such case, SPGI and SpinCo shall take all necessary or helpful actions to facilitate the Section 336(e) Election. It is intended that a Section 336(e) Election will have no effect unless the Distribution is a “qualified stock disposition,” as defined in Treasury Regulations Section 1.336-1(b)(6), by reason of the application of Treasury Regulations Section 1.336-1(b)(5)(i)(B) or Treasury Regulations Section 1.336-1(b)(5)(ii), or under any comparable provisions of state, local or non-U.S. law in any other jurisdiction.

(b)            Tax Receivable Arrangements. If any Specified Event results in the imposition of a liability on the part of a member of the SPGI Group for Taxes (including any Taxes attributable to the Section 336(e) Election) that are not allocated to SpinCo pursuant to Section 3 or Section 11, (i) SPGI shall be entitled to periodic payments from SpinCo equal to the product of (x) the Tax savings realized by SpinCo that are attributable to Tax Attributes arising from such Specified Event and (y) a percentage derived by dividing (A) the Taxes arising from such Specified Event that are not allocated to SpinCo pursuant to Section 3 or Section 11 by (B) the total Taxes arising from such Specified Event, and (ii) the Parties shall negotiate in good faith the terms of a tax receivable agreement to govern the calculation of such payments; provided that any such tax savings in clause (i) shall be determined using a “with and without” methodology (treating any Tax Attribute arising from any Specified Event as the last items claimed for any taxable year, including after the utilization of any carryforwards). Notwithstanding the foregoing, SPGI may, at its sole discretion, waive its right to receive any and all payments pursuant to this Section 10(b).

Section 11.          Indemnities.

(a)            SpinCo Indemnity to SPGI. Subject to the limitations set forth in Section 11(c), except in the case of any liabilities described in Section 11(b), SpinCo and each other member of the SpinCo Group shall jointly and severally indemnify SPGI and the other members of the SPGI Group against, and hold them harmless, without duplication, from:

(i)            any Tax liability allocated to SpinCo pursuant to Section 3;

(ii)           any Tax liability and Tax-Related Losses attributable to a breach, after the Distribution Time, by SpinCo or any other member of the SpinCo Group of any representation, covenant or provision contained in this Agreement (including, for the avoidance of doubt, any Taxes and Tax-Related Losses resulting from any breach for which the conditions set forth in Section 9(c) are satisfied); and

(iii)          all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i) or (ii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

(b)            SPGI Indemnity to SpinCo. Subject to the limitations set forth in Section 11(c), except in the case of any liabilities described in Section 11(a), SPGI and each other member of the SPGI Group shall jointly and severally indemnify SpinCo and the other members of the SpinCo Group against, and hold them harmless, without duplication, from:

(i)            any Tax liability allocated to SPGI pursuant to Section 3;

(ii)           any Tax liability and Tax-Related Losses attributable to a breach, after the Distribution Time, by SPGI or any other member of the SPGI Group of any representation, covenant or provision contained in this Agreement; and

(iii)          all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i) or (ii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

(c)            Relative Fault. To the extent that any Tax or Tax-Related Loss is subject to indemnity pursuant to both Sections 11(a) and 11(b), responsibility for such Tax or Tax-Related Loss shall be shared by SPGI and SpinCo according to relative fault. For the avoidance of doubt, the indemnification obligation of a Party under Section 11(a) or Section 11(b), as applicable in respect of Taxes or Tax-Related Losses attributable to a breach by such Party of any representation, covenant or provision contained in this Agreement shall include Taxes or Tax-Related Losses for which the other Party would, in the absence of such breach by the first Party, be required to indemnify the first Party under Section 11(a) or Section 11(b), as applicable and shall, to the extent attributable to such breach, relieve such other Party of its indemnification obligation.

(d)            Discharge of Indemnity. SpinCo, SPGI and the members of their respective Groups shall discharge their obligations under Section 11(a) or Section 11(b) hereof, respectively, by paying the relevant amount in accordance with Section 12, within thirty (30) Business Days of demand therefor or, to the extent such amount is required to be paid to a Taxing Authority prior to the expiration of such thirty (30) Business Days, at least ten (10) Business Days prior to the date by which the demanding Party is required to pay the related Tax liability. Any such demand shall include a statement showing the amount due under Section 11(a) or Section 11(b), as the case may be. Notwithstanding the foregoing, if any member of the SpinCo Group or any member of the SPGI Group disputes in good faith the fact or the amount of its obligation under Section 11(a) or Section 11(b), then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Section 23 hereof; provided, however, that any amount not paid within thirty (30) Business Days of demand therefor shall bear interest as provided in Section 12.

(e)            Tax Gross Up. If, notwithstanding the manner in which payments described in Section 12 were reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement or the Separation Agreement, such payment shall be appropriately increased so that the amount of such payment, reduced by the amount of all Taxes payable with respect to the receipt thereof, shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive. For purposes of this Section 11, the amount of any Taxes payable with respect to the receipt of a payment pursuant to this Agreement or the Separation Agreement shall be calculated by assuming that the recipient or the Group of which it is a member, as applicable, (i) pays Tax at the highest marginal corporate Tax rates in effect in each relevant taxable year and (ii) has no Tax Attributes in any relevant taxable year.

Section 12.          Payments.

(a)            Timing. All payments to be made under this Agreement (excluding, for the avoidance of doubt, any payments to a Taxing Authority described herein) shall be made in immediately available funds. Except as otherwise provided herein, all such payments will be due thirty (30) Business Days after the receipt of notice of such payment or, where no notice is required, thirty (30) Business Days after the fixing of liability in respect of which such payment is to be made (the “Due Date”), and where notice is required, the Party providing notice shall include with such notice supporting documentation in reasonable detail substantiating the amount of the payment and the calculation of such amount. Payments shall be deemed made when received. Any payment that is not made on or before the Due Date shall bear interest at a rate of 12% per annum, compounded monthly, for the period from and including the date immediately following the Due Date through and including the date of payment. With respect to any payment required to be made under this Agreement, SPGI shall make such payment directly to SpinCo and SpinCo shall make such payment directly to SPGI; provided, however, SPGI shall have the right to designate, by written notice to SpinCo, which member of the SPGI Group will make or receive such payment, and vice versa (unless such designation will result in unreimbursed costs for the non-designating Party that cannot be mitigated with commercially reasonable efforts); and provided, further, that if SPGI determines, in its sole discretion, that an alternative payment procedure (which may include, without limitation, funding into an escrow account, making payments directly to the relevant ultimate recipient or designating the specific payor and/or payee within the SPGI Group or the SpinCo Group, as the case may be, but may not include any change to the amount owed) is necessary or helpful to preserve the intended tax treatment, as reasonably determined by SPGI, of any payment to be made pursuant to this Agreement, the Separation Agreement or any other Distribution Document, SpinCo shall cooperate in adopting such payment procedure upon notice from SPGI. All indemnification payments shall be treated in the manner described in Section 12(b).

(b)            Treatment of Payments. Except as otherwise reasonably determined by SPGI, to the extent permitted by Applicable Tax Law, any payment made by SPGI or any member of the SPGI Group to SpinCo or any member of the SpinCo Group, or by SpinCo or any member of the SpinCo Group to SPGI or any member of the SPGI Group, pursuant to this Agreement, the Separation Agreement or any other Distribution Document that relates to Taxable periods (or portions thereof) ending on or before the Distribution Date shall be treated by the Parties for all Tax purposes as a distribution by SpinCo to SPGI, or a capital contribution from SPGI to SpinCo, as the case may be, or as the payment of an assumed or retained liability, where appropriate; provided, however, that notwithstanding anything to the contrary in this Section 12(b), any payment made pursuant to Section 2.09(c) of the Separation Agreement shall instead be treated as if the Party required to make a payment of received amounts had received such amounts as agent for the other Party; provided further that any payment made pursuant to (i) Section 3.03 of the Transition Services Agreement and (ii) other commercial arrangements, if any, between members of the SPGI Group, on the one hand, and members of the SpinCo Group, on the other hand, that will continue to be in effect following the Distribution Date shall instead be treated as a payment for services or as required in light of the nature of such commercial arrangements. SPGI and SpinCo shall, and shall cause their Affiliates to, use commercially reasonable efforts to cooperate and take reasonable actions to minimize any Tax liability in connection with a payment under this Section 12(b). In the event that a Taxing Authority asserts that a Party’s treatment of a payment described in this Section 12(b) should be other than as required herein, such Party shall use its reasonable best efforts to contest such assertion in a manner consistent with Section 15 of this Agreement.

(c)            No Duplicative Payment. It is intended that the provisions of this Agreement shall not result in a duplicative payment of any amount required to be paid under the Separation Agreement or any other Distribution Document, and this Agreement shall be construed accordingly.

Section 13.          Performance. Each Party shall cause to be performed, and shall guarantee the performance of, all actions, agreements and obligations set forth herein to be performed by any member of such Party’s Group.

Section 14.          Communication and Cooperation.

(a)            Consult and Cooperate. SPGI and SpinCo shall consult and cooperate (and shall cause each other member of their respective Groups to consult and cooperate) fully at such time and to the extent reasonably requested by the other Party in connection with all matters subject to this Agreement. Such cooperation shall include, without limitation:

(i)            the retention, and provision on reasonable request, of any and all information including all books, records, documentation or other information pertaining to Tax matters relating to the SpinCo Group (or, in the case of any Tax Return of the SPGI Group, the portion of such return that relates to Taxes for which the SpinCo Group may be liable pursuant to this Agreement), any necessary explanations of information, and access to personnel, until one year after the expiration of the applicable statute of limitation (giving effect to any extension, waiver or mitigation thereof);

(ii)           the execution of any document that may be necessary (including to give effect to Section 15) or helpful in connection with any required Tax Return or in connection with any audit, proceeding, suit or action;

(iii)          the use of the parties’ commercially reasonable efforts to obtain any documentation from a Governmental Authority or a Third Party that may be necessary or helpful in connection with the foregoing; and

(iv)          the actions set forth in Schedule D.

(b)            Provide Information. Except as set forth in Section 15, SPGI and SpinCo shall keep each other reasonably informed with respect to any material development relating to the matters subject to this Agreement.

(c)            Tax Attribute Matters. SPGI and SpinCo shall promptly advise each other with respect to any proposed Tax adjustments that are the subject of an audit or investigation, or are the subject of any proceeding or litigation, and that may affect any Tax liability or any Tax Attribute (including, but not limited to, basis in an asset or the amount of earnings and profits) of any member of the SpinCo Group or any member of the SPGI Group, respectively.

(d)            Confidentiality and Privileged Information. Any information or documents provided under this Agreement shall be kept confidential by the Party receiving the information or documents in accordance with the confidential provisions in the Separation Agreement, except as may otherwise be necessary in connection with the filing of required Tax Returns or in connection with any audit, proceeding, suit or action. Without limiting the foregoing (and notwithstanding any other provision of this Agreement or any other agreement), (i) no member of the SPGI Group or SpinCo Group, respectively, shall be required to provide any member of the SpinCo Group or SPGI Group, respectively, or any other Person access to or copies of any information or procedures other than information or procedures that relate solely to SpinCo, the SpinCo Group, the SpinCo Business or the SpinCo Assets, or matters for which SpinCo or SPGI Group, respectively, has an obligation to indemnify under this Agreement, and (ii) in no event shall any member of the SPGI Group or the SpinCo Group, respectively, be required to provide any member of the SpinCo Group or SPGI Group, respectively, or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege (taking into account Section 4.08 of the Separation Agreement).

(e)            Compliance. In the event that SPGI or SpinCo, respectively, determines that compliance with its obligations under this Section 14 (including the provision of any information to any member of the SpinCo Group or SPGI Group, respectively) could be commercially detrimental or violate any law or agreement to which SPGI or SpinCo (or members of their respective Groups) is bound, it shall promptly provide notice to SpinCo or SPGI, as applicable, and the Parties shall use commercially reasonable efforts to permit compliance with its obligations under this Section 14 in a manner that avoids any such harm or consequence.

Section 15.        Audits and Contests.

(a)            Notice. Each of SPGI or SpinCo shall promptly notify the other Party in writing upon the receipt of any notice of Tax Proceeding from the relevant Taxing Authority or upon becoming aware of an actual or potential Tax Proceeding by a Taxing Authority that may affect the liability of any member of the SpinCo Group or the SPGI Group, respectively, for Taxes under Applicable Law or this Agreement; provided that an Indemnified Party’s right to indemnification under this Agreement shall not be limited in any way by a failure to so notify, except to the extent that the Indemnifying Party is prejudiced by such failure.

(b)            SPGI Control. Notwithstanding anything in this Agreement to the contrary but subject to Section 15(d), SPGI shall have the right to control all matters relating to Separation Taxes, any SPGI Separate Tax Return and any other Tax Return, or any Tax Proceeding, with respect to any Tax matters of a Combined Group or any member of a Combined Group (as such). SPGI shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any Tax matter described in the preceding sentence; provided, however, that to the extent that any Tax Proceeding relating to such a Tax matter is reasonably likely to give rise to an indemnity obligation of SpinCo under Section 11 hereof, (i) SPGI shall keep SpinCo informed of all material developments and events relating to any such Tax Proceeding described in this proviso and (ii) at its own cost and expense, SpinCo shall have the right to participate in (but not to control) the defense of any such Tax Proceeding.

(c)            SpinCo Assumption of Control with Respect to Non-Separation Taxes. If the resolution of any matter pursuant to a Tax Proceeding described in Section 15(b) (other than a Tax Proceeding relating to Separation Taxes) is reasonably likely to have an adverse effect on the SpinCo Group with respect to any Post-Distribution Period, SPGI, in its sole discretion, may permit SpinCo to elect to assume control over the conduct of such matter at SpinCo’s sole cost and expense; provided, however, that if SpinCo so elects, it will (i) be responsible for the payment of any liability arising from the disposition of such matter notwithstanding any other provision of this Agreement to the contrary and (ii) indemnify the SPGI Group for the creation of or any increase in any liability, and any reduction of a Tax asset, of the SPGI Group arising from such matter.

(d)            SpinCo Control. SpinCo shall have the right to control any Tax Proceeding relating to SpinCo Separate Tax Returns, provided that to the extent that any Tax Proceeding relating to such a Tax matter is reasonably likely to give rise to an indemnity obligation of SPGI under Section 11 hereof or a Tax Refund or Tax Benefit to which SPGI in entitled pursuant to Section 8 hereof, (i) SpinCo shall keep SPGI informed of all material developments and events relating to any such Tax Proceeding, (ii) at its own cost and expense, SPGI shall have the right to participate in (but not to control) the defense of any such Tax Proceeding, (iii) SpinCo shall not settle or compromise any such Tax Proceedings described in this proviso without SPGI’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, (iv) SpinCo shall prosecute all elements of such Tax Proceeding, including by making commercially reasonable efforts to minimize any Tax liability and maximize any Tax Refund or Tax Benefit at issue in such Tax Proceeding, irrespective of the Party liable for such liability or entitled to such Tax Refund or Tax Benefit; and (v) in the event SpinCo is not complying with its obligations pursuant to Section 15(d)(iv), SPGI shall have the right to assume control of such Tax Proceeding and SpinCo shall cooperate in all respects to facilitate such assumption of control and the subsequent prosecution of such Tax Proceeding (and, in such event, SpinCo shall have the rights set forth in this proviso that SPGI had prior to such assumption of control by SPGI, mutatis mutandis).

Section 16.          Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, mail, or email transmission to the following addresses:

If to SPGI or the SPGI Group to:

S&P Global Inc.

55 Water Street

New York, New York 10041

Attn: [***]

Email: [***]

with a copy to:

S&P Global Inc.

55 Water Street

New York, New York 10041

Attn: [***]

Email: [***]

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attn: [***]

Email: [***]

If to SpinCo or the SpinCo Group to:

Mobility Global Inc.

5860 Trinity Parkway, Suite 600

Centreville, Virginia 20120

Attn: [***]

Email: [***]

with a copy to:

Mobility Global Inc.

5860 Trinity Parkway, Suite 600

Centreville, Virginia 20120

Attn: [***]

Email: [***]

or such other address as such Party may hereafter specify for the purpose by notice to the other Party. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 17.          Costs and Expenses. The Party that prepares any Tax Return shall bear the costs and expenses incurred in the preparation of such Tax Return. Except as expressly set forth in this Agreement or the Separation Agreement, (i) each Party shall bear the costs and expenses incurred pursuant to this Agreement to the extent the costs and expenses are directly allocable to a liability or obligation allocated to such Party and (ii) to the extent a cost or expense is not directly allocable to a liability or obligation, it shall be borne by the Party incurring such cost or expense. For purposes of this Agreement, costs and expenses shall include, but not be limited to, reasonable attorneys’ fees, accountants’ fees and other related professional fees and disbursements.

Section 18.          Effectiveness; Termination and Survival. Except as expressly set forth in this Agreement, as between SPGI and SpinCo, this Agreement shall become effective upon the consummation of the Distribution. All rights and obligations arising hereunder shall survive until they are fully effectuated or performed; provided that, notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for one year after the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) and, with respect to any claim hereunder initiated prior to the end of such period, until such claim has been satisfied or otherwise resolved. This Agreement shall terminate without any further action at any time before the Distribution upon termination of the Separation Agreement.

Section 19.          Specific Performance. Each Party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each Party agrees that, if there is a breach or threatened breach, in addition to any and all other rights and remedies at law or in equity, the other nonbreaching Party to this Agreement, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy that may then be available to obligate the breaching Party (i) to perform its obligations under this Agreement or (ii) if the breaching Party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other Party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including transferring, or granting liens on, the assets of the breaching Party to secure the performance by the breaching Party of those obligations).

Section 20.          Entire Agreement; Amendments and Waivers.

(a)            Entire Agreement.

(i)            This Agreement and the other Distribution Documents constitute the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth or incorporated by reference herein or in the other Distribution Documents has been made or relied upon by any Party or any member of their Group with respect to the transactions contemplated by the Distribution Documents. This Agreement is an “Ancillary Agreement” as such term is defined in the Separation Agreement and shall be interpreted in accordance with the terms of the Separation Agreement in all respects, provided that in the event of any conflict or inconsistency between the terms of this Agreement, the Separation Agreement or any other Distribution Document, the terms of this Agreement shall control in all respects.

(ii)            THE PARTIES ACKNOWLEDGE AND AGREE THAT NO REPRESENTATION, WARRANTY, PROMISE, INDUCEMENT, UNDERSTANDING, COVENANT OR AGREEMENT HAS BEEN MADE OR RELIED UPON BY ANY PARTY OTHER THAN THOSE EXPRESSLY SET FORTH OR INCORPORATED BY REFERENCE IN THIS AGREEMENT AND IN THE OTHER DISTRIBUTION DOCUMENTS. WITHOUT LIMITING THE GENERALITY OF THE DISCLAIMER SET FORTH IN THE PRECEDING SENTENCE, NEITHER SPGI NOR ANY OF ITS AFFILIATES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES IN ANY PRESENTATION OR WRITTEN INFORMATION RELATING TO THE SPINCO BUSINESS GIVEN OR TO BE GIVEN IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS OR IN ANY FILING MADE OR TO BE MADE BY OR ON BEHALF OF SPGI OR ANY OF ITS AFFILIATES WITH ANY GOVERNMENTAL AUTHORITY, AND NO STATEMENT MADE IN ANY SUCH PRESENTATION OR WRITTEN MATERIALS (OTHER THAN IN THE TAX MATERIALS), MADE IN ANY SUCH FILING OR CONTAINED IN ANY SUCH OTHER INFORMATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE EXCEPT AS EXPRESSLY INCORPORATED BY REFERENCE. SPINCO ACKNOWLEDGES THAT SPGI HAS INFORMED IT THAT NO PERSON HAS BEEN AUTHORIZED BY SPGI OR ANY OF ITS AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY IN RESPECT OF THE SPINCO BUSINESS OR IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, UNLESS IN WRITING AND CONTAINED OR INCORPORATED BY REFERENCE IN THIS AGREEMENT OR IN ANY OF THE OTHER DISTRIBUTION DOCUMENTS TO WHICH THEY ARE A PARTY.

(b)            Amendments and Waivers.

(i)            Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by SPGI and SpinCo, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(ii)            No failure or delay by any Party (or the applicable member of such Party’s Group) in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 21.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 22.       WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 23.        Dispute Resolution. In the event of any dispute relating to this Agreement, the Parties shall work together in good faith to resolve such dispute within thirty (30) days. In the event that such dispute is not resolved, upon written notice by a Party after such thirty (30)-day period, the matter shall be referred to a U.S. Tax counsel or accountant of recognized national standing (the “Tax Arbiter”) that will be jointly chosen by SPGI and SpinCo; provided, however, that, if SPGI and SpinCo do not agree on the selection of the Tax Arbiter after five (5) days of good faith negotiation, the Tax Arbiter shall consist of a panel of three U.S. Tax counsel or other Tax advisors of recognized national standing with one member chosen by SPGI, one member chosen by SpinCo, and a third member chosen by mutual agreement of the other members within the following ten (10)-day period. Each decision of a panel Tax Arbiter shall be made by majority vote of the members. The Tax Arbiter may, in its discretion, obtain the services of any Third Party necessary to assist it in resolving the dispute. The Tax Arbiter shall furnish written notice to the Parties to the dispute of its resolution of the dispute as soon as practicable, but in any event no later than ninety (90) days after acceptance of the matter for resolution. Any such resolution by the Tax Arbiter shall be binding on the Parties, and the Parties shall take, or cause to be taken, any action necessary to implement such resolution. All fees and expenses of the Tax Arbiter shall be shared equally by the Parties to the dispute.

Section 24.        Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by any electronic format (including “pdf,” “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by Applicable Law. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except for Section 14(d) and the indemnification and release provisions of Section 11, neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties and their respective successors and permitted assigns.

Section 25.        Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party. If any Party or any of its successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such Party shall assume all of the obligations of such Party under the Distribution Documents.

Section 26.          Authorization. Each of SPGI and SpinCo hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, on its behalf and on behalf of each member of its Group, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party and each member of its Group, that this Agreement constitutes a legal, valid and binding obligation of each such Party and each member of its Group, and that the execution, delivery and performance of this Agreement by such Party and each member of its Group does not contravene or conflict with any provision or law or of its charter or bylaws or any agreement, instrument or order binding on such Party or member of its Group.

Section 27.          Change in Tax Law. Any reference to a provision of the Code, Treasury Regulations or any other Applicable Tax Law shall include a reference to any applicable successor provision of the Code, Treasury Regulations or other Applicable Tax Law.

Section 28.          Further Action. The Parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other Parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Proceedings (or portions thereof) under the control of such other Party or its Affiliates in accordance with Section 15.

Section 29.          Local Transfer Agreement Purchase Price Adjustments. Upon request of SPGI, SpinCo shall cause a SpinCo Group member that is a party to a Local Transfer Agreement to agree to adjust the Purchase Price (as defined in the applicable Local Transfer Agreement) (a “Purchase Price Adjustment”). In the event a Purchase Price Adjustment is to be made, SPGI shall have the right in its good faith discretion to determine (A) the type, timing and amount of any adjustments, actions or transactions, including any payments, to be made between the parties of the applicable Local Transfer Agreement (the “Local Transfer Agreement Parties”), and (B) as between any member of the SPGI Group and any member of the SpinCo Group, the type, timing and amount of any adjustments, actions or transactions, including any payments, relating to or arising from the Purchase Price Adjustment that may be necessary or appropriate to put the Local Transfer Agreement Parties in approximately the same economic position as they would have been in had the original purchase price taken into account the Purchase Price Adjustment. SpinCo shall take, or cause the relevant members of the SpinCo Group to take, such actions that SPGI determines are necessary or appropriate to implement any determination made by SPGI pursuant to this Section 29.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the day and year first written above.

S&P GLOBAL INC.

By:	/s/ Khrystyna Wong
	Name:	Khrystyna Wong
	Title:	SVP Global Tax and Insurance Programs

MOBILITY GLOBAL INC.

By:	/s/ Taptesh (Tasha) K. Matharu
	Name:	Taptesh (Tasha) K. Matharu
	Title:	Chief Legal Officer